UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2009

Latin America Ventures, Inc.

(Exact name of registrant as specified in its charter)

0-53132	Nevada	26-1516355
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5521 Riviera Drive Coral Gables, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 799-9094
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On July 29, 2009, OTC Corporate Actions/FINRA Operations advised Latin America Ventures, Inc., a Nevada corporation (the “Corporation”), that its contemplated 2.4-for-1 forward stock split would be placed on its Daily List. This corporate action was authorized by the Corporation’s Board of Directors on July 22, 2009 and provides for a 2.4-for-1 forward stock split of the Corporation’s issued and outstanding shares of common stock, with the additional shares being issued on August 6, 2009 (the “Payment Date”) to stockholders of record on August 3, 2009 (the “Record Date”). Pursuant to the forward stock split, stockholders will receive 1.4 new shares of the Corporation’s common stock for each one share of common stock held by them on the Record Date and the total number of issued and outstanding shares of the Corporation’s common stock shall be increased from 2,000,016 shares to approximately 4,800,040 shares. No fractional shares will be issued in connection with the forward stock split and any fractional interests will be rounded up to the nearest whole share. The new shares issuable as a result of the forward stock split will be credited to the stockholders’ book entry accounts on the Payment Date. Stockholders will not be required to surrender stock certificates or to take any other action in order to receive the new shares. The ex-dividend date for purposes of transactions in the over-the-counter market will be August 7, 2009. The symbol for the Company’s common stock on the OTC Bulletin Board will not change and will continue to be “LVEN.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Latin America Ventures, Inc.
A Nevada Corporation

Date: July 30, 2009	By: /s/ Pierre Galoppi
Pierre Galoppi
President, Chief Executive Officer,
And Chief Financial Officer

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